INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. ANNOUNCES
SECOND QUARTER 2021 FINANCIAL RESULTS

Indianapolis, IN - July 28, 2021 - Infrastructure and Energy Alternatives, Inc. (NASDAQ: IEA) (“IEA” or the “Company”), a leading infrastructure construction company with renewable energy and specialty civil expertise, today announced its financial results for the quarter ended June 30, 2021.

Second Quarter Highlights

•Backlog increased by $86.0 million during the quarter to a record amount of $2.8 billion; the Company expects to recognize $1.8 billion of backlog over the next 12 months.
•Record quarterly revenue totaling $560.1 million, as compared to $480.6 million for last year’s second quarter.
•Net income of $4.7 million, or $0.12 per diluted share, as compared to $3.6 million, or $0.09 per diluted share, for last year’s second quarter.
•Adjusted EBITDA of $35.7 million, as compared to $39.3 million for last year’s second quarter.
•Reaffirming full year 2021 guidance, including revenue to range from $1.80 billion to $1.95 billion and Adjusted EBITDA to range from $130 million to $140 million.
•Company to host earnings conference call at 11 AM ET on Tuesday, August 10, 2021.

Management Commentary

“IEA generated record revenue in the second quarter and ended the quarter with more business in backlog than at any time in our Company’s history. Backlog increased by $86.0 million during the quarter to a record $2.8 billion. The growth in our revenue and backlog during the second quarter reflects continued strong demand in our Renewables Segment, particularly in our solar business where revenues totaled $108 million, up nearly 1,500% year-over-year. 2021 is unfolding as expected, and so we are reaffirming the revenue and Adjusted EBITDA guidance we provided in May. We expect our earnings to accelerate, however, throughout the remainder of the year as COVID-19-related project delays abate and we return to normal permitting and construction timelines,” said J.P. Roehm, IEA’s President and Chief Executive Officer.

Mr. Roehm continued, “I am very excited about what the future holds for IEA. The United States is still in the early innings of what will be a multi-decade transformation of the power industry from predominantly fossil-fueled generation to renewables. As one of the largest builders of wind and solar projects in the country, IEA will be a direct beneficiary of that transformation. We are also seeing growth ahead for our Specialty Civil Segment, with the prospect for increased federal spending on rail and highway projects. Our environmental business will also be a major growth engine for our Company in the future as we win additional coal ash remediation contracts like our recently announced agreement with Dominion Energy.”

Second Quarter Results

Revenue by segment was as follows:

	Three Months Ended June 30,
(in thousands)	2021		2020
Segment	Revenue	% of Total Revenue	Revenue	% of Total Revenue
Wind	$317,066	56.6%	$317,151	66.0%
Solar	107,788	19.2%	7,111	1.5%
Renewables Segment	$424,854	75.8%	$324,262	67.5%
Specialty Civil Segment	135,294	24.2%	156,342	32.5%
Total revenue	$560,148	100.0%	$480,604	100.0%

Renewables Segment revenue totaled $424.9 million, an increase of 31.0%, or $100.6 million compared to the prior year, as a result of a $100.7 million increase in solar revenue from last year’s second quarter.

Specialty Civil Segment revenue totaled $135.3 million, a decrease of 13.5%, or $21.0 million year-over-year, primarily due to lower revenue in the heavy civil market as a result of unseasonably rainy conditions in parts of the country and in comparison to a large project in the last year quarter which was not repeated this year, partially offset by higher revenue from the environmental remediation market.

Segment Gross Profit

Gross profit by segment was as follows:

	Three Months Ended June 30,
(in thousands)	2021		2020
Segment	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin
Renewables	$42,883	10.1%	$36,983	11.4%
Specialty Civil	10,600	7.8%	17,258	11.0%
Total gross profit	$53,483	9.5%	$54,241	11.3%

Renewables Segment gross profit was $42.9 million, or 10.1% of revenue, for the second quarter of 2021, compared to $37.0 million, or 11.4% of revenue, for the same period in 2020. The decrease in gross profit margin for the Renewables Segment was primarily related to adding more craft labor and rented and leased equipment in anticipation of higher work volumes and greater operating intensity in the second half of the year.

Specialty Civil Segment gross profit was $10.6 million, or 7.8% of revenue, for the second quarter of 2021, as compared to $17.3 million, or 11.0% of revenue, for the same period in 2020. This decrease resulted from fewer projects under construction in the second quarter of 2021, which resulted in lower utilization of labor and equipment.

Selling, general and administrative expenses of $30.9 million increased 10.0%, or $2.8 million, in the second quarter of 2021 compared to the same period in 2020. The increase in selling, general and administrative expenses was primarily driven by higher overall compensation and benefit expenses in the second quarter compared to last year’s quarter. As a percent of revenues, selling, general and administrative expenses were 5.5% in the second quarter of 2021, compared to 5.8% in the same period in 2020.

Interest expense decreased by $1.7 million compared to the same period in 2020. This decrease was primarily driven by lower effective interest rates on the Company’s term loan, partially offset by an increase in the dividend rate on the Company's Series B preferred stock.

Other income increased by $2.4 million to $0.8 million in the second quarter of 2021, compared to other expense of $1.6 million for the same period in 2020. This increase was primarily from the fair value adjustment of the Company’s Series B Preferred Stock and private warrant liabilities.

Provision for income taxes decreased $0.6 million to an expense of $4.2 million in the second quarter of 2021, compared to an expense of $4.7 million for the same period in 2020. The effective tax rates for the period ended June 30, 2021 and 2020 were 47.0% and 56.8%, respectively. The higher effective tax rate in the second quarter of 2021 was primarily attributable to an expected increase in non-deductible compensation.

Net income was $4.7 million in the second quarter of 2021, an increase of 30.6%, or $1.1 million, compared to the second quarter of 2020. Earnings per diluted share were $0.12 per diluted share for the quarter, compared to $0.09 per diluted share in the second quarter of 2020.

Adjusted EBITDA was $35.7 million for the second quarter, compared to $39.3 million in the second quarter of 2020. For a reconciliation of net income to Adjusted EBITDA, please see the appendix to this release.

Balance Sheet

As of June 30, 2021, the Company had $117.7 million of cash and cash equivalents and total debt of $364.3 million, which consisted of $173.3 million outstanding under its credit facility, $4.3 million of commercial equipment loans, and $186.7 million of Series B Preferred Stock. Series B Preferred Stock is mandatorily redeemable in 2025 and therefore is categorized as long-term debt. At the end of the quarter, the Company had $53.3 million of availability under its credit facility.

Backlog

IEA defines “backlog” as the amount of revenue the Company expects to realize from the uncompleted portions of existing construction contracts, including new contracts under which work has not begun and awarded contracts for which the definitive project documentation is being prepared.

The following table summarizes the Company’s backlog by segment for the periods below:

(in millions)
Segments	June 30, 2021	December 31, 2020	June 30, 2020
Wind	$1,061.0	$1,093.1	$852.1
Solar	800.1	420.3	325.5
Renewables	$1,861.1	$1,513.4	$1,177.6
Specialty Civil	900.7	556.1	579.8
Total	$2,761.8	$2,069.5	$1,757.4

The Company expects to realize approximately $1,811.0 million of its estimated backlog in the next twelve months.

Outlook

For the full year 2021, IEA is reaffirming its revenue and Adjusted EBITDA guidance ranges. The Company continues to expect full year 2021 revenue in the range of $1.80 billion to $1.95 billion and Adjusted EBITDA for the year in the range of $130 million to $140 million. For a reconciliation of Adjusted EBITDA, please see the table at the end of this release.

Conference Call

IEA will hold a conference call to discuss its second quarter 2021 results on, Tuesday, August 10, 2021 at 11:00 a.m. Eastern Time. To join the conference call, please dial (877) 407-0784 (domestic) or (201) 689-8560 (international) and ask for Infrastructure & Energy Alternatives’ Second Quarter 2021 Conference Call. To listen via the Internet, please visit the investor section of the Company’s website at https://ir.iea.net at least 15 minutes prior to the start of the call to download and install any necessary audio software. The conference call webcast will be archived on the Company’s website as well as available for replay by dialing (844) 512-2921 or (412) 317-6671 (international) and providing the PIN code: 13721228.

About IEA

Infrastructure and Energy Alternatives, Inc. (IEA) is a leading infrastructure construction company with renewable energy and specialty civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country, IEA’s service offering spans the entire construction process. The Company offers a full spectrum of delivery models including full engineering, procurement, and construction, turnkey, design-build, balance of plant, and subcontracting services. IEA is one of the larger providers in the renewable energy industry and has completed more than 240 utility scale wind and solar projects across North America. In the heavy civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest company news and events.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “seek,” “target,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact, included in this press release regarding expectations for the impact of COVID-19, future financial performance, business strategies, expectations for our business, future operations, liquidity positions, availability of capital resources, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. These forward-looking statements are based on information available as of the date of this release and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct. Forward-looking statements should not be relied upon as representing our views as of any subsequent date. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•potential risks and uncertainties relating to COVID-19, including the geographic spread, the severity of the disease, the scope and duration of the COVID-19 pandemic, actions that may be taken by governmental authorities to contain the COVID-19 pandemic or to treat its impact, and the potential negative impacts of COVID-19 on permitting and project construction cycles, the U.S. economy and financial markets;
•availability of commercially reasonable and accessible sources of liquidity and bonding;
•our ability to generate cash flow and liquidity to fund operations;
•the timing and extent of fluctuations in geographic, weather and operational factors affecting our customers, projects and the industries in which we operate;
•our ability to identify acquisition candidates and integrate acquired businesses;
•our ability to grow and manage growth profitably;
•the possibility that we may be adversely affected by economic, business, and/or competitive factors;
•market conditions, technological developments, regulatory changes or other governmental policy uncertainty that affects us or our customers;
•our ability to manage projects effectively and in accordance with management estimates, as well as the ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects;
•the effect on demand for our services and changes in the amount of capital expenditures by customers due to, among other things, economic conditions, commodity price fluctuations, the availability and cost of financing, and customer consolidation;
•the ability of customers to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice;
•customer disputes related to the performance of services;
•disputes with, or failures of, subcontractors to deliver agreed-upon supplies or services in a timely fashion;
•our ability to replace non-recurring projects with new projects;
•the impact of U.S. federal, local, state, foreign or tax legislation and other regulations affecting the renewable energy industry and related projects and expenditures;
•the effect of state and federal regulatory initiatives, including costs of compliance with existing and future safety and environmental requirements;
•fluctuations in equipment, fuel, materials, labor and other costs;
•our beliefs regarding the state of the renewable energy market generally; and
•the “Risk Factors” described in our Annual Report on Form 10-K filed with the SEC on March 8, 2021, and in our quarterly reports, other public filings and press releases.

We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts:

Peter J. Moerbeek	Kimberly Esterkin
Chief Financial Officer	ADDO Investor Relations
Pete.Moerbeek@iea.net	iea@addo.com
800-688-3775	310-829-5400

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Consolidated Statements of Operations
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$560,148	$480,604	$836,560	$838,767
Cost of revenue	506,665	426,363	766,536	751,485
Gross profit	53,483	54,241	70,024	87,282

Selling, general and administrative expenses	30,894	28,074	55,740	57,558
Income from operations	22,589	26,167	14,284	29,724

Other income (expense), net:
Interest expense, net	(14,495)	(16,200)	(28,854)	(32,265)
Other income (expense)	770	(1,631)	608	(2,733)
Income (loss) before benefit for income taxes	8,864	8,336	(13,962)	(5,274)

Provision for income taxes	(4,165)	(4,739)	(1,773)	(3,872)

Net income (loss)	$4,699	$3,597	$(15,735)	$(9,146)
Less: Convertible Preferred Stock dividends	(676)	(606)	(1,332)	(1,372)
Less: Net income allocated to participating securities	(788)	(802)	—	—
Net income (loss) available for common stockholders	$3,235	$2,189	$(17,067)	$(10,518)

Net income (loss) per common share - basic	0.13	0.11	(0.72)	(0.51)
Net income (loss) per common share - diluted	0.12	0.09	(0.72)	(0.51)
Weighted average shares - basic	24,471,286	20,751,673	23,768,413	20,636,944
Weighted average shares - diluted	33,439,303	39,978,382	23,768,413	20,636,944

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Consolidated Balance Sheets
($ in thousands, except per share data)
(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$117,674	$164,041
Accounts receivable, net	232,323	163,793
Contract assets	176,958	145,183
Prepaid expenses and other current assets	33,007	19,352
Total current assets	559,962	492,369

Property, plant and equipment, net	135,514	130,746
Operating lease assets	37,701	36,461
Intangible assets, net	22,202	25,434
Goodwill	37,373	37,373
Company-owned life insurance	4,760	4,250
Deferred income taxes	295	2,069
Other assets	533	438
Total assets	$798,340	$729,140

Liabilities and Stockholder's Equity (Deficit)
Current liabilities:
Accounts payable	$149,352	$104,960
Accrued liabilities	201,828	129,594
Contract liabilities	90,566	118,235
Current portion of finance lease obligations	24,842	25,423
Current portion of operating lease obligations	9,817	8,835
Current portion of long-term debt	2,277	2,506
Total current liabilities	478,682	389,553

Finance lease obligations, less current portion	27,370	32,146
Operating lease obligations, less current portion	29,355	29,154
Long-term debt, less current portion	161,266	159,225
Debt - Series B Preferred Stock	176,556	173,868
Warrant obligations	8,834	9,200
Deferred compensation	7,930	8,672
Total liabilities	$889,993	$801,818

Commitments and contingencies:

Series A Preferred Stock, par value, $0.0001 per share; 1,000,000 shares authorized; 17,483 shares and 17,483 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	17,483	17,483

Stockholders' equity (deficit):
Common stock, par value, $0.0001 per share; 150,000,000 and 150,000,000 shares authorized; 25,150,306 and 21,008,745 shares issued and 25,150,306 and 21,008,745 outstanding at June 30, 2021 and December 31, 2020, respectively	3	2
Additional paid in capital	32,064	35,305
Accumulated deficit	(141,203)	(125,468)
Total stockholders' deficit	(109,136)	(90,161)
Total liabilities and stockholders' deficit	$798,340	$729,140

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(15,735)	$(9,146)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	21,830	24,001
Warrant liability fair value adjustment	(366)	2,828
Amortization of debt discounts and issuance costs	5,814	5,379
Share-based compensation expense	2,653	1,957
Loss on sale of equipment	—	574
Deferred compensation	(742)	(830)
Accrued dividends on Series B Preferred Stock	—	7,959
Deferred income taxes	1,773	3,659
Other, net	(172)	227
Change in operating assets and liabilities:
Accounts receivable	(68,531)	(8,349)
Contract assets	(31,775)	(41,565)
Prepaid expenses and other assets	(13,752)	(16,685)
Accounts payable and accrued liabilities	115,294	(42,097)
Contract liabilities	(27,669)	7,458
Net cash used in operating activities	(11,378)	(64,630)

Cash flow from investing activities:
Company-owned life insurance	(510)	812
Purchases of property, plant and equipment	(14,649)	(5,171)
Proceeds from sale of property, plant and equipment	1,527	2,837
Net cash used in investing activities	(13,632)	(1,522)

Cash flows from financing activities:
Proceeds from long-term debt	—	72,000
Payments on long-term debt	(1,314)	(82,357)
Payments on finance lease obligations	(15,481)	(12,468)
Proceeds from issuance of Series B Preferred Stock	—	350
Proceeds of issuance of employee stock awards	—	760
Shares repurchased for tax withholding on release of restricted stock units	(4,762)	—
Proceeds from exercise of warrants	200	—
Net cash used in financing activities	(21,357)	(21,715)

Net change in cash and cash equivalents	(46,367)	(87,867)

Cash and cash equivalents, beginning of the period	164,041	147,259

Cash and cash equivalents, end of the period	$117,674	$59,392

Non-U.S. GAAP Financial Measures

We define EBITDA as net income (loss), determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. We define Adjusted EBITDA as EBITDA plus restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

Adjusted EBITDA is a supplemental non-GAAP financial measure and, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as revenue growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not consider certain requirements, such as capital expenditures and depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The following table outlines the reconciliation from net income (loss) to Adjusted EBITDA for the periods indicated:

	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2021	2020	2021	2020
Net income (loss)	$4,699	$3,597	$(15,735)	$(9,146)
Interest expense, net	14,495	16,200	28,854	32,265
Provision for income taxes	4,165	4,739	1,773	3,872
Depreciation and amortization	11,031	12,113	21,830	24,001
EBITDA	34,390	36,649	36,722	50,992

Non-cash stock compensation expense	1,926	844	2,653	1,957
Warrant liability fair value adjustment (1)	(666)	1,771	(366)	2,828
Adjusted EBITDA	$35,650	$39,264	$39,009	$55,777

(1)Reflects an adjustment to the fair value of the Company’s Series B Preferred Stock and Private warrant liabilities. The warrant liability fair value adjustment is a mark-to-market adjustment based on fluctuation in the Company's stock price or warrant stock price.

The following table outlines the reconciliation from 2021 projected net income to 2021 projected Adjusted EBITDA using estimated amounts:

	Guidance
	For the year ended December 31, 2021
(in thousands)	Low Estimate	High Estimate

Net income (loss)	$4,000	$11,500

Interest expense, net	61,000	61,000
Depreciation and amortization	50,000	50,000
Expense for income taxes	10,000	11,000
EBITDA	125,000	133,500

Non-cash stock compensation expense	4,000	4,500
Warrant liability fair value adjustment	1,000	2,000
Adjusted EBITDA	$130,000	$140,000